Exhibit 99.1

Envision Solar Reports Financial Results for Year Ended December 31, 2019

Conference Call to be Held Today at 4:30 PM ET

SAN DIEGO – March 30, 2020 – Envision Solar International, Inc., (Nasdaq: EVSI, EVSIW) (“Envision Solar,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced financial results for the year ended December 31, 2019.

2019 Business Highlights

•	Uplisted to Nasdaq and closed on an oversubscribed public offering raising $13.2 million, including Underwriters Over-Allotments. Funds from this offering were used, in part, to pay off all of the Company’s debt.
•	Launched EV ARC™ 2020, the first major product overhaul of the EV ARC™ since 2014. EV ARC™ 2020 is flood-proof to 9.5 feet, boasts improved aesthetics and can fit in a greater variety of locations.
•	Launched EV ARC™ 2020 DC Fast Charging product, bringing the first zero construction, zero utility grid connection and DC fast charging product to market.
•	Installed the first solar-powered EV ARC™ 2020, DC Fast Charging stations on a U.S. highway at California’s U.S. Highway 101 rest stops. Owned by Caltrans, they are free to the public and also provide emergency power to be used by first responders during power outages.
•	Delivered EV ARC™ products to multiple locations in 11 states for both government and commercial customers.
•	Appointed Katherine H. McDermott as Chief Financial Officer.

Recent Developments

•	Electrify America invested $2 Million in Envision Solar products, further increasing rural Californians' access to sustainable electric vehicle charging.
•	U.S. Patent issued for EV Standard™, the Company’s renewably energized streetlamp product, which provides EV charging at the curb.
•	Filed patent application with United States Patent and Trademark Office for wireless/inductive-charging EV ARC™ product.
•	Named Sandra Peterson Vice President of Sales and Marketing.
•	Envision prioritized manufacturing of solar-powered emergency power products for COVID-19 healthcare disaster response.
•	Envision continues to deliver vital transportation and emergency energy infrastructure products during California's COVID-19 "shelter at home" order.

“2019 was a year full of important internal and external milestones that strengthened Envision’s foundation for continued growth and market penetration in 2020 and beyond,” said Desmond Wheatley, Envision Solar's CEO. “Throughout 2019, our pipeline of opportunities grew dramatically as we overcame legacy funding and debt constraints by completing a capital raise. Since then we have been ramping up by investing in sales and marketing resources and programs to raise awareness of the benefits and value of our products. While we continue to receive new orders and repeat business from a variety of customers, the receipt of purchase orders can often be uneven due to the timing of customer approvals or budget cycles. I believe that increased volume will make this choppiness less impactful and certainly less obvious while, at the same time, enabling us to continue to improve our gross margins.

“We are deeply vested in improving our IP portfolio. We have enhanced the EV ARC™ product, making it flood proof to nine and a half feet, easier than ever to install and with our DC fast charging product, able to provide faster charging in environments that call for it.

“We are proud to now count the U.S. Navy and Cal Berkley as recent examples of our growing customer base. We know that building a great, long-lasting company takes time and entails the skills and determination to execute successfully on a long-term strategy and overcome roadblocks. Envision is laser-focused on increasing production volumes and improving efficiencies that will help us reach larger economies of scale and further improve gross profit performance. Our backlog and pipeline are robust and at approximately $4M and $40M respectively, near historical highs. Our investments in sales and marketing, starting with the addition of a seasoned executive to lead that effort, are designed to enable us to continue improving our sales and marketing effectiveness this year. We see an increasing market need for our products and look forward to pursuing deeper execution on our business model. We appreciate the confidence placed in us by our investors and look forward to delivering in 2020.

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“We are deeply dedicated to the health and safety or our entire organization and to serving our country’s needs for transportable and re-deployable emergency power in the face of the coronavirus pandemic. Envision continues to deliver vital transportation and emergency energy infrastructure products during California's COVID-19 ‘shelter at home’ order while prioritizing manufacturing of solar-powered emergency power products for coronavirus healthcare disaster response nationwide. Envision is exempt from the requirements of the ‘shelter at home’ order issued by California’s Governor Newsom on Thursday, March 19, 2020, as Envision’s products contribute to both the transportation and energy sectors that are among 16 critical infrastructure sectors which are considered so vital to the United States that their incapacitation or destruction would have a debilitating effect on security, national economic security, national public health or safety, or any combination thereof. Envision products service New York City, the States of New York and California, and national parks in the State of Washington, where some of the largest concentration of COVID-19 infections are occurring.

“Envision’s products are being used across these areas by federal, state, county and municipal government agencies, as well as corporate and other commercial customers. The EV ARC™ provides off-grid electric vehicle charging and also serves as a reliable source of electricity through its emergency power panel for first responders or other authorized users. EV ARC™ products are particularly valuable during periods of crisis because they can be moved around, are flood-proof up to nine feet and because they continue to operate during grid failures. They also provide a source of electricity in remote locations such as parking lots, which are being considered in emergency expansion plans being put in place by hospitals. Envision stands ready to assist these agencies address this growing crisis,” concluded Mr. Wheatley.

Fiscal Year End 2019 Financial Summary

Revenue
For the year ended December 31, 2019, our revenues were $5,111,545 compared to $6,162,402 for the same period in 2018, a reduction of $1,050,857 or 17%. Revenues for the year ended December 31, 2019 were derived primarily from the sale and delivery of 65 EV ARC™ units, compared to 90 units for the year ended December 31, 2018. Revenues from our New York City contract represented $2,240,940 in fiscal year 2019, which was a decrease of $832,516 from fiscal 2018 revenues. Other revenue opportunities did not materialize as quickly as expected due to the timing of budgetary approvals or scheduling of deliveries and were moved to fiscal 2020. Through the end of fiscal 2018 and early fiscal 2019, we had funding constraints due to delays in closing our public offering, which resulted in reduced spending on sales and marketing programs, which, in turn, impacted our ability to develop new customers and markets. However, through the course of the year, our pipeline of opportunities grew and we are expanding our market opportunities. We have hired a vice president of sales and marketing who began on January 1, 2020, and we are investing in sales and marketing resources and programs to raise awareness of the benefits and value of our products. The receipt of orders will often be uneven due to the timing of customer approvals or budget cycles.

Gross Profit
For the year ended December 31, 2019, we had a gross loss of $153,774 compared to a gross loss of $192,100 for the same period in 2018, a decrease of 20%. Gross profit improved on the products we delivered, primarily because our EV ARCTM unit has been in production for several years, and we have made cost improvements and realized labor efficiencies in our production. During fiscal 2019, we designed, developed and shipped two new products – the EV ARCTM 2020 and the EV ARCTM DC Fast Charging unit. During the production of these initial units, we incurred start-up variances, which is expected to improve over time as we gain more experience and improve the process. We also incurred higher warranty cost in fiscal 2019 due to having more units in the field, and the addition of a field technician to support our customers’ service levels and improve response times. As our business continues to grow, we expect to see an improvement on our gross profit through better utilization of our manufacturing facility and absorption of our fixed overhead costs. We are continually looking for ways to improve the product design or production process to reduce our manufacturing costs while maintaining high quality products. As unit sales continue to increase, we will be able to negotiate better volume pricing from our suppliers and benefit from labor efficiency in our production flow. Based on these objectives, management believes that gross profits can be realized and maintained.

Net Loss
We generated net losses of $3,933,922 for the year ended December 31, 2019, compared to a net loss of $3,598,780 for the same period in 2018, a 9% increase.

Liquidity and Capital Resources

At December 31, 2019, we had cash of $3,849,456, compared to cash of $244,024 at December 31, 2018. We have historically met our cash needs through a combination of proceeds from private placements of our securities and from loans, and during the quarter ended June 30, 2019, through a public offering. Our cash requirements are generally for operating activities.

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Conference Call to be Held Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to pre-register for the call through the following link: http://dpregister.com/10139901. Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Envision Solar International call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://services.choruscall.com/links/evsi200330.html which is also available through the company’s website at http://client.irwebkit.com/envisionsolar/events.

A webcast replay of the call will be available approximately one hour after the end of the call through April 30, 2020. The replay can be accessed through the above links.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells its unique and patented, sustainable infrastructure products for electric vehicle charging, energy security and outdoor media including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.  Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Alyson Dutch

Brown + Dutch PR

alyson@bdpr.com

+1 310 456 7151

Investor Relations:

Tristan Traywick

Senior Account Director

CORE IR

516 222 2560

tt@coreir.com

www.coreir.com

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Envision Solar International, Inc.

Balance Sheets

(000's omitted)

	December 31
	2019	2018
ASSETS
Current Assets
Cash	$3,849	$244
Accounts receivable, net	765	1,291
Prepaid and other current assets	148	256
Inventory, net	1,844	1,131
Total Current Assets	6,606	2,922

Property, Plant and Equipment, net	419	133

Other Assets
Patents, net	205	132
Deposits	57	105
Deferred equity offering costs	–	195
Total Other Assets	262	432

Total Assets	$7,287	$3,487

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$485	$1,368
Accrued expenses	655	614
Sales tax payable	6	–
Deferred revenue	94	836
Convertible note payable - related party, net	214	–
Convertible line of credit	–	960
Convertible notes payable, net	–	1,104
Note payable, net	–	788
Auto loan - current portion	9	11
Total Current Liabilities	1,463	5,681

Convertible note payable - related party, net	–	178
Convertible notes payable - long term	–	100
Long term portion of auto loan	–	9
Total Long Term Liabilities	–	287

Total Liabilities	1,463	5,968

Total Stockholders' Equity (Deficit)	5,824	(2,481)
Total Liabilities and Stockholders' Equity	$7,287	$3,487

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Envision Solar International, Inc.

Statements of Operations

(000's omitted except share and per share amounts)

	For the Years Ended December 31,
	2019	2018

Revenues	$5,111	$6,162
Cost of revenues	5,265	6,354
Gross profit	(154)	(192)

Operating expenses	3,118	2,338
Loss From operations	(3,272)	(2,530)

Other income (expense)
Interest income	57	4
Gain on sale of fixed asset	–	16
Interest expense	(716)	(1,089)
Total other income (expense)	(659)	(1,069)

Loss before tax expense	(3,931)	(3,599)
Tax expense	3	–
Net loss	$(3,934)	$(3,599)

Net loss per share - basic and diluted	$(0.88)	$(1.24)
Weighted average shares outstanding - basic and diluted	4,466,563	2,891,280

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